Exhibit 10.2

ARROWHEAD RESEARCH CORPORATION

Stock Option Agreement

This Stock Option Agreement (the “Agreement”) is made and entered into as of the Effective Date by Dr. Christopher Anzalone (“Executive”) and Arrowhead Research Corporation, a Delaware corporation (or successor thereto, the “Company”) with respect to the terms of Executive’s stock option grant by the Company. Certain capitalized terms are defined in Section 13 hereof.

WHEREAS, the Company and Executive have previously entered into a letter agreement, dated as of November 19, 2007, outlining the terms of Executive’s employment with the Company, including the grant of stock options to Executive; and

WHEREAS, the Company and Executive desire to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Grant of Option. This Agreement evidences the grant by the Company, on December 3, 2007 (the “Initial Grant Date”), to Executive, of an option (the “Option”) to purchase, in whole or in part, on the terms provided herein, a total of Two Million (2,000,000) shares of the Company’s common stock (the “Shares”) at $3.92 per Share (the “Exercise Price”). The Exercise Price is equal to the closing price of the Company’s common stock on the NASDAQ National Market on the Initial Grant Date. Unless earlier terminated, this Option shall expire at 5:00 p.m., Eastern Time, on December 3, 2017 (the “Final Exercise Date”). To the maximum extent possible, this Option shall be treated as an “incentive stock option” as such term is defined in Code Section 422.

2. Vesting Schedule.

(a) Subject to Sections 7 and 11 hereof, and except as described in Section 2(b) hereof, this Option shall vest, so long as Executive is an employee of the Company, over four (4) years as follows: (i) the first Two Hundred Fifty Thousand Shares (250,000) shall vest on the six (6) month anniversary of the Initial Grant Date and (ii) forty one thousand six hundred sixty-seven (41,667) Shares shall vest on each monthly anniversary thereafter in forty-two (42) equal installments, after which time this Option shall be vested as to one hundred percent (100%) of the Shares.

(b) The right of exercise shall be cumulative so that to the extent this Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date and the termination of this Option under Section 5 hereof.

3. Exercise of Option.

(a) Method of Exercise. This Option is exercisable before its expiration or termination by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), which shall state the election to exercise this Option, the number of Shares in respect of which this Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be completed by the Optionee and delivered to the Secretary of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

(b) Compliance with Applicable Laws. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

4. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash;

(b) check;

(c) other shares of common stock which (i) in the case of shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which said Option shall be exercised;

(d) consideration received by the Company from a licensed broker under a cashless exercise program implemented by the Company to facilitate “same day” exercises and sales of Options; or

(e) any combination of the foregoing methods of payment.

5. Termination of Option. This Option shall terminate upon the first to occur of the following events:

(a) The expiration of three months from the date of the Executive’s Termination of Employment for a reason, other than for “Cause,” as such term is defined in the Employment Agreement, or the Executive’s death, Disability or Retirement, or

(b) The Final Exercise Date, in the case of Executive’s Retirement, or

(c) The expiration of twelve months from the date of the Executive’s Termination of Employment by reason of Disability, or

(d) The expiration of twelve months from the date of the Executive’s death, if such death occurs while the Executive is in the employ or service of the Company or an Affiliate, or

(e) Immediately upon Executive’s Termination of Employment for “Cause,” as such term is defined in the Employment Agreement.

6. Non-Transferability of Option and Shares. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution. All Options granted pursuant to this Agreement shall be exercisable during Executive’s lifetime only by Executive.

7. Board of Directors Discretion. The Board of Directors, in its sole and absolute discretion, may extend the maximum term of this Option or accelerate the vesting of this Option, subject to restrictions of Applicable Law. The Board of Directors may impose such restrictions on any Shares acquired pursuant to the exercise of this Option, as it may deem advisable, including, but not limited to, restrictions related to Federal securities laws, the requirements of any national securities exchange or system upon which such Shares are then listed and/or traded, and/or any blue sky or state securities laws.

8. Beneficiary Designation. Executive may name a beneficiary or beneficiaries to whom any unpaid vested Option shall be paid in event of Executive’s death. Each such designation shall revoke all prior designations by Executive and shall be effective only if given in a form and manner acceptable to the Board of Directors. In the absence of any such designation, benefits remaining unpaid at Executive’s death shall be paid to Executive’s estate and, subject to the limitations set forth in this Agreement; any unexercised vested Option may be exercised by Executive’s estate.

9. No Employment Rights. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Executive’s employment or service at any time, with or without cause.

10. Tax Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to this Option, the Company shall deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes required to be withheld with respect to this Option. The Board of Directors, in its sole and absolute discretion and pursuant to such procedures as it may specify from time to time, may permit Optionee to satisfy the minimum statutory tax withholding obligation, in whole or in part, by delivering to the Company shares of Company common stock already owned for more than six (6) months having a value equal to the amount required to be withheld. The value of the shares of Company common stock to be delivered will be based on their Fair Market Value on the date of delivery.

11. Dissolution, Merger or Asset Sale.

(a) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board of Directors shall notify Optionee as soon as practicable prior to the effective date of such proposed transaction. The Board of Directors in its discretion may provide for Optionee to have the right to exercise this Option until ten (10) days prior to such transaction as to all of the Shares covered thereby. In addition, the Board of Directors may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

(b) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for this Option, the Optionee shall fully vest in and have the right to exercise this Option as to all of the Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board of Directors shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and this Option shall terminate upon the expiration of such period. For the purposes of this paragraph, this Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share subject to this Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Board of Directors may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to this Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the merger or sale of assets.

(c) Change in Control. In the event of a Change of Control (as defined below), except as otherwise determined by the Board, Optionee shall fully vest in and have the right to exercise this Option as to all of the Shares, including Shares as to which he would not otherwise be vested or exercisable. If this Option becomes fully vested and exercisable as the result of a Change of Control, the Board of Directors shall notify Optionee in writing or electronically prior to the Change of Control that this Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and this Option shall terminate upon the expiration of such period. A “Change of Control” means the happening of any of the following events:

(i) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii) A change in the composition of the Board of Directors of the Company, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

12. Representations and Conditions Upon Issuance of Shares.

(a) Accredited Investor Status. Executive is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Executive’s prospective investment in the Company through exercise of all or a part of this Option hereunder; and has the ability to bear the economic risks of Executive’s prospective investment, including a complete loss of the investment.

(b) Legal Compliance. Shares shall not be issued pursuant to the exercise of this Option unless the exercise of such Option and the issuance and delivery of Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(c) Securities Law Compliance. Executive is a Section 16 Person, and transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of this Agreement or action by the Board of Directors fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors.

(d) Investment Representations. As a condition to the exercise of this Option, the Company may require Optionee to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(e) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

13. Certain Definitions. The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

“Applicable Laws” means the requirements relating to the administration of equity plans under U. S. state corporate laws, U.S. Federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are is listed or quoted and the applicable laws of any foreign country or jurisdiction where this Options is granted.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” is defined in Section 11(c) hereof.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” means a permanent and total disability within the meaning of Code Section 22(e)(3).

“Effective Date” means December 3, 2007.

“Employment Agreement” means the Employment Agreement by Executive and the Company dated as of June 11, 2008, as amended or restated from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Fair Market Value” means as of any date, the value of a Share determined as follows:

(a) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of, or the last market trading day prior to, the day of determination, as reported in The Wall Street Journal or such other source as the Board of Directors deems reliable;

(b) If the Company’s common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of the Share shall be the mean between the high bid and low asked prices for the Company’s common stock on the day of, or the last market trading day prior to, the day of determination, as reported in The Wall Street Journal or such other source as the Board of Directors deems reliable; or

(c) In the absence of an established market for the Company’s common stock, the Fair Market Value shall be determined in good faith by the Board of Directors.

“Optionee” means Executive or any other person authorized to exercise the Option pursuant to this Agreement.

“Retirement” means, in the case of Executive, a Termination of Employment by reason of the Executive’s retirement at or after age 62.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, and any future regulation amending, supplementing or superseding such regulation.

“Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the Exchange Act.

“Subsidiary” means any “subsidiary corporation” (other than the Company) as defined in Code Section 424(f).

“Termination of Employment” means a cessation of the employee-employer or director or other service arrangement relationship between Executive and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment or re-engagement by the Company or an Affiliate.

14. Legal Construction

(a) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof, and may not be modified adversely to Executive’s interest except by means of a writing signed by the Company and Executive.

(c) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law.

(d) Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Agreement.

EXECUTIVE	ARROWHEAD RESEARCH CORPORATION

/s/ Christopher Anzalone	/s/ Paul C. McDonnel
Dr. Christopher Anzalone	By:	Paul C. McDonnel
	Title:	Chief Financial Officer

Address:

201 S. Lake Avenue, Suite 703
Pasadena, California 91101

EXHIBIT A

ARROWHEAD RESEARCH CORPORATION

EXERCISE NOTICE

Arrowhead Research Corporation

201 S. Lake Avenue, Suite 703

Pasadena, California 91101

Attention: Secretary

1. Exercise of Option. Effective as of today,             ,                  the undersigned (“Purchaser”) hereby elects to purchase              shares (the “Shares”) of the Common Stock of Arrowhead Research Corporation (the “Company”) under and pursuant to the Stock Option Agreement dated                                  ,              (the “Option Agreement”). The purchase price for the Shares shall be $            , as required by the Option Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Option.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying, on the Company for any tax advice.

6. Entire Agreement: Governing Law. This Option Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This letter is governed by the internal substantive laws, but not the choice of law rules, of California.

Exhibit A

Submitted by:	Accepted by:

PURCHASER	ARROWHEAD RESEARCH
CORPORATION

Signature	By:
Title:

Date Received	Date Received

Address:	Address:

201 S. Lake Avenue, Suite 703
Pasadena, California 91101

Exhibit A